Exhibit 99.1

District Court Dismisses Antitrust Lawsuit
Against Batesville Casket Company

BATESVILLE, Indiana, September 27, 2010 /PRNewswire-FirstCall/ — On Friday, September 24, the U.S. District Court for the Southern District of Texas, Houston Division, granted a motion to dismiss a previously disclosed antitrust lawsuit filed against Batesville Casket Company, Inc., a wholly owned subsidiary of Hillenbrand, Inc., and two current or former independent casket retailers. In his order and final judgment, Judge Kenneth M. Hoyt concluded that the individual consumer plaintiffs and the Funeral Consumers Alliance (FCA) lacked standing to pursue their alleged claims and that the “plaintiffs shall take nothing by their suit.”

The FCA, a self-styled consumer advocacy group, together with several individuals, had filed a lawsuit against Batesville Casket Company and other defendants, alleging that they had violated antitrust laws. The plaintiffs had been denied class certification in 2009 and were pursuing individual claims. With the dismissal September 24, the plaintiffs have 30 days to file an appeal with the U.S. Court of Appeals for the Fifth Circuit.

“We are very pleased with the dismissal of this suit,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand. “From the beginning of this extraordinarily long process, we knew the plaintiffs’ allegations were baseless. As we will always do, we aggressively defended our fair and ethical practice of selling Batesville-branded products only through licensed funeral homes.”

For further information and background on this case, please refer to Hillenbrand’s most recent SEC Form 10-Q and to the rulings posted on our website, www.hillenbrandinc.com.

About Hillenbrand, Inc.
Hillenbrand (www.HillenbrandInc.com) is a diversified enterprise with multiple subsidiaries focused around two separate operating businesses. Batesville Casket (www.batesville.com) is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. K-Tron International (www.ktroninternational.com) is a recognized leader in the design, production, marketing and servicing of bulk solids material handling equipment and systems. The company serves many different industrial markets through two product lines. The Process Group focuses primarily on feeding and pneumatic conveying equipment, doing business under two main brands: K-Tron Feeders and K-Tron Premier. The Size Reduction Group concentrates on size reduction equipment, conveying systems and screening equipment, operating under three brands: Pennsylvania Crusher, Gundlach and Jeffrey Rader. HI-INC-O

CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mr.lanning@hillenbrand.com

# # #